Exhibit 99.1

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACT:	Chuck Mulloy
408-765-3484
chuck.mulloy@intel.com

INTEL STATEMENT ON U.S. FEDERAL TRADE COMMISSION

SANTA CLARA, Calif., June 6, 2008 – Intel Corporation today issued the following statement in response to the issuance of a subpoena from the United States Federal Trade Commission (U.S. FTC):

On June 4 the U.S. FTC served a subpoena related to Intel’s business practices with respect to competition in the microprocessor market. Since 2006 Intel has been working closely with the FTC on an informal inquiry into competition in the microprocessor market and has provided the commission staff with a considerable amount of information and thousands of documents. By proceeding to a subpoena, the Commission will be able to obtain not only information that Intel has already committed to provide but also information from other parties.  Consistent with its standard practice Intel will work cooperatively with the FTC staff to comply with the subpoena and continue providing information.

The company believes its business practices are well within U.S. law. The evidence that this industry is fiercely competitive and working is compelling. For example, prices for microprocessors declined by 42.4 percent from 2000 to end of 2007. When competitors perform and execute the market rewards them. When they falter and under-perform the market responds accordingly.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional

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